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                                                                       Exh. 99.5

                THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS
                               OF CRIIMI MAE INC.

                                       August 24, 2000

TO EQUITY SECURITY HOLDERS OF CRIIMI MAE INC.:

    The Official Committee of Equity Security Holders of CRIIMI MAE Inc. (the "Equity Committee") strongly recommends that all common and preferred shareholders of CRIIMI MAE Inc. vote TO ACCEPT the enclosed Third Amended Joint Plan of Reorganization (the "Plan").

    The Equity Committee was appointed in this bankruptcy case to represent the interests of the shareholders of CRIIMI MAE Inc. (the "Company"). The Equity Committee consists of five individual shareholders of the Company who directly or indirectly own common and/or preferred stock of the Company. After its formation, the Equity Committee engaged in legal counsel and financial advisers to assist in its work. Throughout the bankruptcy case, the Equity Committee has worked closely and negotiated with the Company, the Creditors' Committee, and other creditors and parties in interest in this case. The objective of the Equity Committee was twofold: (1) to enable the Company to emerge from bankruptcy with a viable debt structure, and (2) to minimize the dilution to equity security holders. The Plan is a result of these efforts. The Equity Committee is a co-proponent of the Plan.

    The Equity Committee believes that the Plan is in the best interest of the equity security holders for several reasons. First, the Equity Committee believes that the Plan will enable the Company to emerge from bankruptcy with a more stable, longer-term debt structure. Second, the Plan does not require an outside equity investment, which would likely result in substantial dilution to existing stockholders. Third, the Plan will avoid a fire-sale liquidation of the Company, which the Equity Committee believes would eliminate much, if not all, shareholder value. Finally, the Plan will allow the Company to emerge from bankruptcy as a going concern with a substantially new board of directors, and with important and valuable assets intact.

    Under the Plan, the Company will not pay cash dividends to common and most preferred shareholders while the debt contemplated by the Plan is outstanding. However, the cash that otherwise would have been used to pay dividends is intended to be used to reduce debt. The Equity Committee believes that this use of cash for debt reduction will increase the Company's overall equity value for the benefit of shareholders. Furthermore, the Equity Committee believes that it would be very difficult to confirm a plan over the objections of creditors if it provided for the use of available cash to pay substantial dividends rather than to reduce debt.

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Equity Security Holders of CRIIMI MAE Inc.
August 24, 2000
Page 2


    The Plan also contemplates that preferred shareholders who do not receive cash dividends will receive dividends in common stock. Because common shares can be sold in the market (as discussed in the Disclosure Statement), preferred shareholders, in effect, can convert any common stock dividends into cash if they choose.

    The Company has advised the Equity Committee that, due to substantial net operating losses and the payment of convertible preferred stock dividends for the 1999 tax year, the Company expects to be able to retain its status as a Real Estate Investment Trust (REIT), even though it will not be paying cash dividends to common shareholders in the immediate future.

    For these reasons, the Equity Committee believes that the Plan is in the best interest of equity security holders and strongly recommends that equity security holders vote to accept the Plan. EACH SHAREHOLDER, OF COURSE, SHOULD READ CAREFULLY THE PLAN, DISCLOSURE STATEMENT AND BALLOTING MATERIALS BEFORE VOTING. Although the Equity Committee is a co-proponent of the Plan, the Disclosure Statement was prepared by the Company, and neither the Equity Committee nor its professionals warrant the accuracy or completeness of any information contained in the Disclosure Statement. If you have any questions concerning the tax or legal consequences of the Plan and your equity interests, we suggest that you consult with your own legal counsel or tax adviser.

                                       Sincerely,

                                       /s/ Michael F. Wurst
                                       Howard Landis
                                       Michael F. Wurst

                                       CO-CHAIRS
                                       OFFICIAL COMMITTEE OF EQUITY
                                       SECURITY HOLDERS OF CRIIMI MAE INC.